Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2010 Results and Declares Quarterly Dividend; Net Income Increases 53% Year-over-year; WHG Funds Assets Increase 75% Year-over-year

DALLAS--(BUSINESS WIRE)--July 22, 2010--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2010 second quarter revenues of $13.2 million, net income of $2.5 million and earnings per diluted share of $0.36. This compares to revenues of $10.0 million, net income of $1.6 million and earnings per diluted share of $0.25 in the second quarter of 2009. Cash earnings were $5.2 million compared to $3.9 million for the second quarter of 2009. Cash earnings per share (“Cash EPS”) were $0.76 per diluted share compared to $0.58 per diluted share for the second quarter of 2009. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Assets under management were $9.7 billion as of June 30, 2010, an increase of 18% compared to assets under management of $8.2 billion as of June 30, 2009. The increase in assets under management was primarily due to market appreciation of assets under management and asset inflows from new and existing clients, partially offset by the withdrawal of assets by certain clients. The WHG Funds had assets of $652 million as of June 30, 2010, an increase of 75% compared to assets of $372 million as of June 30, 2009.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.33 per common share, payable on October 1, 2010 to stockholders of record on September 15, 2010.

Brian Casey, Westwood’s President & CEO, commented, “Despite a challenging market, we were pleased to see continued net flows in the Subadvisory channel as well as the WHG Funds. Our assets in the five WHG Funds grew over 75% year-over-year and we continue to have positive momentum.”

For the six months ended June 30, 2010, Westwood reported revenues of $26.4 million, net income of $5.4 million and earnings per diluted share of $0.80, compared to revenues of $18.2 million, net income of $2.9 million and earnings per diluted share of $0.43, for the same 2009 period. Cash earnings for the six months ended June 30, 2010 were $10.0 million compared to $6.6 million for the same period in 2009, while Cash EPS for the six months ended June 30, 2010 were $1.48 per diluted share compared to $0.99 per diluted share for the same period in 2009.

Total expenses for the second quarter were $9.3 million compared with $7.5 million for the second quarter of 2009. Cash expenses were $6.6 million compared with $5.2 million for the second quarter of 2009. (An explanation and reconciliation of cash expenses to total expenses is included in the attached tables.) The primary drivers for higher total expenses were increases of $813,000 in incentive compensation due to higher pretax income, $410,000 in restricted stock expense due to additional grants at higher prices than previous grants and $145,000 in salary expense.

Westwood Trust contributed revenue of $3.1 million and net income of $440,000 compared to revenue of $2.3 million and net income of $267,000 in the second quarter of 2009. As of June 30, 2010, Westwood Trust’s assets under management were $1.8 billion, an increase of 6% compared to $1.7 billion as of June 30, 2009. The increase in assets under management was primarily due to market appreciation.

Westwood will host a conference call to discuss second quarter 2010 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call can also be accessed at www.westwoodgroup.com, under the Investor Relations tab and will be available for replay through July 29 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2428141.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit our website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarters ended June 30, 2010 and March 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
REVENUES:
Advisory fees
Asset-based	$10,220	$7,215	$20,300	$13,345
Trust fees	3,107	2,303	6,116	4,724
Other revenues, net	(133)	454	(6)	120
Total revenues	13,194	9,972	26,410	18,189

EXPENSES:
Employee compensation and benefits	7,355	5,890	14,151	10,584
Sales and marketing	255	164	388	294
WHG mutual funds	118	103	261	280
Information technology	322	306	649	616
Professional services	527	359	1,099	754
General and administrative	677	646	1,369	1,228
Total expenses	9,254	7,468	17,917	13,756
Income before income taxes	3,940	2,504	8,493	4,433
Provision for income taxes	1,447	874	3,067	1,573
Net income	$2,493	$1,630	$5,426	$2,860

Earnings per share:
Basic	$0.38	$0.26	$0.83	$0.46
Diluted	$0.36	$0.25	$0.80	$0.43

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of June 30, 2010 and December 31, 2009 (in thousands, except par value and share amounts)

	June 30, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,655	$2,879
Accounts receivable	5,816	6,406
Investments, at market value	41,972	42,246
Deferred income taxes	2,391	2,187
Prepaid income taxes	473	-
Other current assets	647	625
Total current assets	55,954	54,343
Goodwill	3,915	3,915
Intangible assets, net	998	1,050
Property and equipment, net of accumulated depreciation of $1,424 and $1,315	422	578
Total assets	$61,289	$59,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,119	$995
Dividends payable	2,468	2,359
Compensation and benefits payable	4,988	6,273
Income taxes payable	-	823
Deferred acquisition liability	924	900
Other current liabilities	12	11
Total current liabilities	9,511	11,361
Deferred acquisition liability	818	796
Deferred income taxes	153	238
Deferred rent	183	273
Total long-term liabilities	1,154	1,307
Total liabilities	10,665	12,668
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,682,112 and outstanding 7,471,943 shares at June 30, 2010; issued 7,308,812 and outstanding 7,151,472 shares at December 31, 2009	77	73
Additional paid-in capital	53,326	47,741
Treasury stock, at cost – 210,169 shares at June 30, 2010; 157,340 shares at December 31, 2009	(8,081)	(6,026)
Accumulated other comprehensive income	877	1,559
Retained earnings	4,425	3,871
Total stockholders’ equity	50,624	47,218
Total liabilities and stockholders’ equity	$61,289	$59,886

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,426	$2,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	142	119
Amortization of intangible assets	52	-
Fair market valuation of deferred acquisition liabilities	46	-
Unrealized (gains) and losses on investments	87	(347)
Restricted stock amortization	4,540	3,722
Deferred income taxes	78	(348)
Excess tax benefits from stock-based compensation	(701)	(471)
Net sales (purchases) of investments – trading securities	(26)	1,305
Change in operating assets and liabilities:
Accounts receivable	590	7,427
Other assets	(27)	91
Accounts payable and accrued liabilities	124	(240)
Compensation and benefits payable	(1,285)	(4,778)
Income taxes payable	(417)	(462)
Other liabilities	(35)	(25)
Net cash provided by operating activities	8,594	8,853

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(24,626)	(28,269)
Sales of money market funds – available for sale	23,790	25,709
Purchase of property and equipment	(35)	(44)
Net cash used in investing activities	(871)	(2,604)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,055)	(869)
Excess tax benefits from stock-based compensation	701	471
Cash dividends	(4,763)	(4,237)
Proceeds from exercise of stock options	170	-
Net cash used in financing activities	(5,947)	(4,635)

NET INCREASE (DECREASE) IN CASH	1,776	1,614
Cash and cash equivalents, beginning of period	2,879	3,498
Cash and cash equivalents, end of period	$4,655	$5,112

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,406	$2,383
Issuance of restricted stock, net	14,383	7,018

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands, except per share data and share amounts) (unaudited)

	Three Months Ended June 30%
	2010	2009	Change
Net Income	$2,493	$1,630	53%
Add: Restricted stock expense	2,649	2,239	18
Add: Intangible amortization	26	-	-
Add: Deferred taxes on goodwill	9	-	-
Cash earnings	$5,177	$3,869	34

Diluted weighted average shares	6,839,414	6,638,613	3
Cash earnings per share	$0.76	$0.58	31

Total expenses	$9,254	$7,468	24
Less: Restricted stock expense	(2,649)	(2,239)	18
Less: Intangible amortization	(26)	-	-
Cash expenses	$6,579	$5,229	26%

	Six Months Ended June 30%
	2010	2009	Change
Net Income	$5,426	$2,860	90%
Add: Restricted stock expense	4,540	3,722	22
Add: Intangible amortization	53	-	-
Add: Deferred taxes on goodwill	19	-	-
Cash earnings	$10,038	$6,582	53

Diluted weighted average shares	6,797,338	6,630,030	3
Cash earnings per share	$1.48	$0.99	49

Total expenses	$17,917	$13,756	30
Less: Restricted stock expense	(4,540)	(3,722)	22
Less: Intangible amortization	(53)	-	-
Cash expenses	$13,324	$10,034	33%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define cash expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900